AvSOLUTIONS, Inc.
                          10687 Gaskins Way, Suite 200
                            Manassas, Virginia 20109




                                February 25, 2000




CONTINENTAL AIRLINES, INC.
1600 Smith Street
Houston, TX  77002

            Re: PRELIMINARY PROSPECTUS SUPPLEMENT, DATED FEBRUARY 25, 2000, TO THE PROSPECTUS DATED DECEMBER 8, 1999, INCLUDED IN REGISTRATION STATEMENT NO. 333-91765 OF CONTINENTAL AIRLINES, INC.

Ladies and Gentlemen:

            We consent to the use of the report prepared by us with respect to the aircraft referred to therein, to the summary of such report in the text under the headings "Prospectus Supplement Summary--Equipment Notes and the Aircraft," "Risk Factors--Risk Factors Relating to the Certificates and the Offering--Appraisals and Realizable Value of Aircraft," "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in the above-captioned Preliminary Prospectus Supplement and to the references to our name under the headings "Description of the Aircraft and the Appraisals--The Appraisals" and "Experts" in such Preliminary Prospectus Supplement. We also consent to such use, summary and references in the Final Prospectus Supplement relating to the offering described in such Preliminary Prospectus Supplement, to the extent such use, summary and references are unchanged.

                                   Sincerely,

                                   AvSOLUTIONS, Inc.



                                   /s/ Bryant Lynch
                                   ---------------------------------------------
                                   Name:  Bryant Lynch
                                   Title: Manager, Commercial Appraisals